Exhibit 99.1

VOXWARE  REPORTS RECORD REVENUE IN FIRST QUARTER DRIVEN BY 135% INCREASE IN SOFTWARE LICENSE FEES

Revenues Increase 73% with Third Consecutive Quarter of Growth in Software

LAWRENCEVILLE, NJ – November 14, 2007 – Voxware, Inc (Nasdaq: VOXW), a leading supplier of software for voice-driven warehousing operations, has posted a record first quarter for fiscal 2008, including its third straight quarterly profit and continued increases in revenue for the quarter ended September 30, 2007. Voxware's unaudited results for the quarter ended September 30, 2007 can be found in its Form 10-QSB, filed with the Securities and Exchange Commission on November 14, 2007.

Scott Yetter, Voxware CEO, said, “We had a strong start to our new fiscal year, with record revenue in our first quarter. Our open, standards-based software is allowing buyers to quickly implement a voice solution and choose the right hardware from the leading manufacturers such as LXE and Motorola.”

Voxware reported revenues of $5.434 million for the quarter ended September 30, 2007, compared to $3.142 million for the same quarter a year ago, an increase of $2.292 million (73%) due primarily to an increase in the numbers of new customers and site implementations. Gross margins improved to $3.505 million during Q1 of fiscal 2008 from $1.484 million during Q1 of fiscal 2007, reflecting our increased revenues. Operating expenses increased to $3.050 million for the quarter ended September 30, 2007, compared to $2.802 million for the same quarter a year ago due primarily to investments of additional resources in our R&D and sales and marketing efforts. Net profits improved in Q1 of fiscal 2008 to $454,000 compared to a loss of $1.314 million in Q1 of fiscal 2007.

“Our results underscore the strength of our market, software technology and business strategy. We have again posted a bottom line profit with a consecutive quarterly increase in revenue,” Yetter stated. “We are very pleased to see the momentum generated during the prior two quarters continue into our new fiscal year.”

About Voxware

Voxware, Inc. (Nasdaq: VOXW) provides open, standards-based software for speech-based logistics that optimize the full spectrum of warehouse operations for greater accuracy, productivity and flexibility in supply chain execution. Voxware’s corporate headquarters are in Lawrenceville, New Jersey, with operating offices in Cambridge, Massachusetts, the United Kingdom, Belgium, France and Germany. Additional information about Voxware can be obtained on the Internet at www.voxware.com.

Please visit our website at www.voxware.com for additional disclosures and further information

Voxware, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,
	2007	2006
	(unaudited)	(unaudited)
REVENUES
Product revenues	$4,294	$2,356
Services revenues	1,140	786
Total revenues	5,434	3,142

COST OF REVENUES
Cost of product revenues	1,290	856
Cost of service revenues	639	802
Total cost of revenues	1,929	1,658

GROSS PROFIT	3,505	1,484

OPERATING EXPENSES
Research and development	812	750
Sales and marketing	1,575	1,370
General and administrative	663	682
Total operating expenses	3,050	2,802

OPERATING PROFIT (LOSS)	455	(1,318)

INTEREST INCOME, NET	6	4

PROFIT (LOSS) BEFORE INCOME TAXES	461	(1,314)

PROVISION FOR INCOME TAXES	(7)	-

NET PROFIT (LOSS)	$454	$(1,314)

NET PROFIT (LOSS) PER SHARE
Basic	$0.07	$(0.21)
Diluted	$0.06	$(0.21)

WEIGHTED AVERAGE NUMBER OF SHARES USED IN
COMPUTING NET PROFIT (LOSS) PER SHARE
Basic	6,371	6,263
Diluted	7,265	6,263

Financial statements should be read in conjunction with the Notes to Consolidated Financial Statements contained in Forms 10-KSB and 10-QSB.

Please visit our website at www.voxware.com for additional disclosures and further information

Voxware, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share data)
	September 30, 2007	June 30, 2007
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,790	$4,961
Accounts receivable, net of allowance for doubtful accounts of $142 and
$104 at September 30, 2007 and June 30, 2007, respectively	4,781	5,238
Inventory, net	533	1,046
Deferred project costs	493	268
Prepaids and other current assets	158	207
Total current assets	9,755	11,720

PROPERTY AND EQUIPMENT, NET	393	359
OTHER ASSETS
Other assets, net	53	53
Total other assets	53	53
TOTAL ASSETS	$10,201	$12,132

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Current portion of long-term debt	$691	$687
Accounts payable and accrued expenses	2,326	4,025
Deferred revenues	3,110	3,727
Total current liabilities	6,127	8,439
Long-term debt, net of current maturities	767	941
Total liabilities	6,894	9,380

STOCKHOLDERS' EQUITY
Common Stock, $0.001 par value, 12,000,000 shares authorized as of
September 30, 2007 and June 30, 2007; 6,380,695 and 6,368,963
shares issued and outstanding at September 30, 2007 and
June 30, 2007, respectively	7	6
Additional paid-in capital	78,188	78,088
Accumulated deficit	(74,871)	(75,325)
Accumulated other comprehensive loss	(17)	(17)
Total stockholders' equity	3,307	2,752
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$10,201	$12,132

Financial statements should be read in conjunction with the Notes to Consolidated Financial Statements contained in Forms 10-KSB and 10-QSB.

Please visit our website at www.voxware.com for additional disclosures and further information

For Additional Information:

Public Relations Contact:
PR@voxware.com

Investor Relations Contact:
IR@voxware.com

Product/Sales Inquiries:
marketing@voxware.com
609.514.4100 ext. 4122

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause Voxware’s plans to differ or results to vary from those expected including the risks associated with Voxware’s need to introduce new and enhanced products and services in order to increase market penetration and the risk of obsolescence of its products and services due to technological change; Voxware’s need to attract and retain key management and other personnel with experience in providing integrated voice-based solutions for e-logistics, specializing in the supply chain sector; the potential for substantial fluctuations in Voxware’s results of operations; competition from others; Voxware’s evolving distribution strategy and dependence on its distribution channels; the potential that speech products will not be widely accepted; Voxware’s need for additional capital; the pending Nasdaq delisting proceedings; and a variety of risks set forth from time to time in Voxware’s filings with the Securities and Exchange Commission. Voxware undertakes no obligation to publicly release results of any of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Please visit our website at www.voxware.com for additional disclosures and further information